Exhibit (a)(9)


                                [ABB LETTERHEAD]



FOR YOUR BUSINESS EDITOR

For further information, please call:

Mr. John Fox                                 Mr. Brad Hoffman
ABB Corporate Communications,                Elsag Bailey Process Automation,
Zurich                                       Wickliffe, Ohio
Tel. +41 1 317 7371                          +1 440 585 3809
Fax. +41 1 317 7958                          +1 440 585 8172


ABB AND ELSAG BAILEY TO PROVIDE U.S. AUTHORITIES WITH ADDITIONAL INFORMATION ON ACQUISITION


Zurich, Switzerland, November 11, 1998 - ABB, the international engineering and technology group, and Elsag Bailey Process Automation N.V. (NYSE: EBY), today announced that the U.S. Federal Trade Commission (FTC) has requested additional information in connection with ABB's tender offer to acquire Elsag Bailey, and that the two companies will respond shortly and intend to address any antitrust concerns that the FTC might have.

ABB and Elsag Bailey said that they had anticipated the possibility of such a request and that it is common for an acquisition of this nature.

ABB announced last month its intention to acquire all of Elsag Bailey's outstanding common shares and preferred securities.

Elsag Bailey Process Automation N.V. (http://www.ebpa.com), headquartered in the Netherlands, is a leading provider of automation systems, process instrumentation, analytical measurement products, and professional services. The company's technologies are sold worldwide for the automation of various processes in the electric power, chemical and pharmaceutical, oil and gas, pulp and paper, metals and mining, food and beverage and other industries. The company employs some 11,000 among its operating units in more than 30 countries. Elsag Bailey recorded revenues of US$1.5 billion during 1997.

The ABB Group (http://www.abb.com) serves customers worldwide in power generation, transmission, and distribution; automation; oil, gas, and petrochemicals; industrial products and contracting; financial services; and rail transportation. The Group reported orders in 1997 of $35 billion and employs about 214,000 people. (End)